Washington Mutual Investors Fund, Inc. 1101 Vermont Avenue, NW Washington, DC 20005 Telephone (202) 842-5665

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,087,747
Class B	$30,048
Class C	$37,528
Class F1	$48,281
Class F2	$11,112
Total	$1,214,716
Class 529-A	$23,609
Class 529-B	$2,911
Class 529-C	$5,438
Class 529-E	$1,231
Class 529-F1	$1,318
Class R-1	$1,209
Class R-2	$13,491
Class R-3	$30,591
Class R-4	$30,825
Class R-5	$25,387
Class R-6	$17,214
Total	$153,224

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6750
Class B	$0.4978
Class C	$0.4900
Class F1	$0.6722
Class F2	$0.7363
Class 529-A	$0.6604
Class 529-B	$0.4767
Class 529-C	$0.4798
Class 529-E	$0.7104
Class 529-F1	$0.5958
Class R-1	$0.5008
Class R-2	$0.4868
Class R-3	$0.6005
Class R-4	$0.6746
Class R-5	$0.7406
Class R-6	$0.7441

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,522,919
Class B	48,681
Class C	71,487
Class F1	68,689
Class F2	16,094
Total	1,727,870
Class 529-A	36,132
Class 529-B	5,630
Class 529-C	11,217
Class 529-E	2,048
Class 529-F1	1,988
Class R-1	2,600
Class R-2	27,125
Class R-3	49,840
Class R-4	43,516
Class R-5	33,593
Class R-6	31,206
Total	244,895

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.84
Class B	$25.66
Class C	$25.60
Class F1	$25.77
Class F2	$25.84
Class 529-A	$25.80
Class 529-B	$25.68
Class 529-C	$25.67
Class 529-E	$25.70
Class 529-F1	$25.77
Class R-1	$25.65
Class R-2	$25.59
Class R-3	$25.69
Class R-4	$25.76
Class R-5	$25.83
Class R-6	$25.85